Exhibit 23.3

Independent Auditors’ Consent

The Board of Directors
Aether Systems, Inc.:

We consent to the use of our report dated March 26, 2004, with respect to the consolidated balance sheets of Enterprise Mobility Solutions (A Division of Aether System, Inc.) as of December 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive loss, division equity, cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference of our firm under the heading “Experts” in the prospectus which makes up a part of TeleCommunication Systems Inc.’s Registration Statement on Form S-3 (No. 333-112759), as amended.

/s/ KPMG LLP

Mclean, Virginia
April 6, 2004